UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2026

REGIS CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3701 Wayzata Boulevard
Minneapolis, MN 55416
(Address of principal executive offices and zip code)
(952) 947-7777
(Registrant’s telephone number, including area code)
(Not applicable)
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.05 par value	RGS	The Nasdaq Global Market
Rights to Purchase Series A Junior Participating Preferred Stock, $0.05 par value	RGS	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Regis Corporation

Current Report on Form 8-K

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Susan Lintonsmith as President and Chief Executive Officer

On March 16, 2026, Regis Corporation (the “Company”) announced the appointment of Susan Lintonsmith, a member of the Company’s Board, as President and Chief Executive Officer, effective the same day. Jim Lain, who was serving as the Company’s Interim President and Chief Executive Officer, will transition to the position of Chief Operating Officer.
Ms. Lintonsmith, age 61, has served as a director of the Company since January 2025. She served as Chief Operations Officer of Sphinx Franchise Holdings, a European Wax Center franchise, from 2022 to March 2026. Previously, she served as Chief Executive Officer, President & Chief Operating Officer of Elements Massage (part of the WellBiz Brands), a massage therapy company, from 2019 to 2020. Prior to Elements Massage, she served in positions of increasing responsibility at QCE LLC (Quiznos), including as Global Chief Marketing Officer from 2011 to 2016, U.S. Chief Operations Officer from 2014 to 2016, and Chief Executive Officer & President from 2016 to 2018. Prior to Quiznos, she served as Chief Marketing Officer of Red Robin Gourmet Burgers, Inc. from 2007 to 2011 and Vice-President, General Manager of Horizon Organic Dairy, WhiteWave Foods (Dean Foods) from 2005 to 2007. Earlier in her career, she held various marketing positions of increasing responsibility at Pizza Hut Inc., The Coca-Cola Company, and Western Union. She also has served on the board of directors of The One Group (Nasdaq: STKS) since 2021.

Upon approval of the Compensation Committee of the Board, the Company entered into a President and CEO Offer Letter Agreement (the “CEO Agreement”) with Ms. Lintonsmith, pursuant to which she will become President and Chief Executive Officer of the Company, subject to the terms of the agreement. Pursuant to the CEO Agreement, Ms. Lintonsmith will receive a base salary of $650,000 per year and an annual target bonus of 125% of her base salary, which will be prorated for fiscal 2026 as set forth in the CEO Agreement. In connection with her appointment, she will also receive restricted stock units with a value of $291,000 which vest at the rate of one-third of the total grant amount on each annual anniversary of the grant date. Commencing with fiscal 2027, she will also be eligible to receive annual long-term incentive awards, including in fiscal 2027, an annual long-term incentive award with a value of $1,000,000. The equity awards granted to Ms. Lintonsmith during the first three years of her employment will provide for prorated vesting upon retirement, defined as retirement after age 64, so long as she commences discussions about her retirement at least six months in advance, and upon a termination of her employment without cause. Ms. Lintonsmith will be covered by the Company’s Amended and Restated Senior Executive Severance Policy and other executive level benefit programs. The CEO Agreement is filed as Exhibit 10.1 hereto.

Upon approval of the Compensation Committee of the Board, the Company also entered into a Letter Agreement for Chief Operating Officer (the “COO Agreement”) with Mr. Lain, pursuant to which he will transition from Interim President and Chief Executive Officer to Chief Operating Officer, subject to the terms of the agreement. Pursuant to the COO Agreement, Mr. Lain will receive a base salary of $470,000 per year and will remain eligible for an annual target bonus, which will be prorated for fiscal 2026 as set forth in the COO Agreement. In addition, Mr. Lain will be eligible for a continued service bonus of $500,000 if he remains employed by the Company through March 16, 2027, which will also be paid as to a prorated amount of at least one-half if his employment is terminated without cause prior to such date. The COO Agreement is filed as Exhibit 10.2 hereto.

Appointment of Andrew Alfano to the Board

On March 13, 2026, the Board appointed Andrew Alfano to the Board, effective March 16, 2026. Mr. Alfano was also appointed to serve as a member of the Audit Committee of the Board effective May 15, 2026. Mr. Alfano will receive the Company’s standard director compensation, which is described under the heading “How Our Directors Are Paid” in the Company’s proxy statement for its 2025 annual meeting of shareholders. He will receive restricted stock units valued at $56,260 that vest on the earlier of the first anniversary of the date of grant or the Company’s next annual meeting of shareholders, representing a prorated amount of the restricted stock unit awards made to the Company’s other non-employee directors in November 2025.

A copy of the press release announcing the matters described above is attached herewith as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit
Number

10.1	President and CEO Offer Letter Agreement, dated February 18, 2026, between the Company and Susan Lintonsmith.
10.2	Letter Agreement for Chief Operating Officer, dated March 13, 2026, between the Company and Jim Lain.
99.1	Press Release dated March 16, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: March 16, 2026	By:	/s/ Kersten D. Zupfer
Kersten D. Zupfer
Executive Vice President and Chief Financial Officer